Exhibit 99.1

Legal Opinion

Zhejiang Lizhou (Jinhua) Law Firm (hereinafter referred to as “the firm”) was entrusted by Kandi Technologies Group Inc. (hereinafter referred to as “Kandi Technologies”) to express its following opinion on whether Kandi Technologies is required to disclose its users information in accordance with China’s “the Cybersecurity Review Measures” and other relevant laws and regulations:

In regard to this legal opinion, our lawyers hereby make the following statements:

(1) The firm and its responsible lawyers have strictly performed their statutory duties, following the principles of due diligence and fiduciary obligation, in accordance with the provisions of the Civil Code of the People’s Republic of China, the Corporation Law of the People’s Republic of China, and the facts that have occurred or existed before the date of this legal opinion, and conducted sufficient verification to ensure that the facts identified in this legal opinion are true, accurate and complete, that the conclusive opinions issued are legal and accurate, and that there are no false records, misleading statements or material omissions, and bear corresponding legal responsibility.

(2) The firm lawyers’ understanding and judgment about the relevant facts involved in this legal opinion ultimately depend on the representations and statements made to the firm by the client. Before issuing this legal opinion, the firm and its lawyers were ensured by the client that its representations and statements are true, complete and accurate, and that there are no false records, misleading statements or material omissions.

(3) This legal opinion is only for reference and use of decision-making of Kandi Technologies, and may not be used for any other purpose without consent of the firm.

Based on the above, the firm and its responsible lawyers, in accordance with relevant laws and regulations, and generally accepted standards, ethics and due diligence of law practice, to issue the legal opinions are as follows:

According to the basic corporation information of Kandi Technologies and its subsidiaries provided by Kandi Technologies, as well as the public corporate information issued by the State Market Supervision and administration and other materials, Kandi Technologies is mainly engaged in designing, developing, manufacturing and commercializing of EV parts, EV products, and off-road vehicles including All-Terrain Vehicles (“ATVs”), UTVs, go-karts, and electric scooters, electric self-balancing Scooters and associated parts, through its wholly-owned subsidiary Zhejiang Kandi Technologies Group Co., Ltd. (“Zhejiang Kandi Technologies”), other subsidiaries and pre-existed VIE established in China , and sell its products in China and to the countries and regions other than China market. For the purchasing system, operation system and management system that are in China, Kandi Technologies should abide by the relevant Chinese laws and regulations.

First, according to Article 7 of China’s “the Cybersecurity Review Measures” implemented on February 15, 2022, which provides that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the Cyberspace Administration of China (CAC) if it intends to be listed in foreign countries. As of the date of this legal opinion, Kandi Technologies and its subsidiaries, including Zhejiang Kandi Technologies, do not have over one million users’ personal information, and are not required to apply for a cybersecurity review by the CAC as the Article 7 stipulated. Secondly, as of the date of this legal opinion, based on the information provided by Kandi Technologies to the firm and related actual situations, Kandi Technologies has not received any notice from CAC requiring Kandi Technologies and its subsidiaries, including Zhejiang Kandi Technologies or its pre-existed VIE, to go through cybersecurity review or network data security review by the CAC. Kandi Technologies and its subsidiaries, including Zhejiang Kandi Technologies, have never disclosed any client’s or supplier’s information in China (only if the related party itself is within the scope of disclosure, the Company will disclose it in response to relevant requirements, and there is no or no other disclosure situation). In addition, according to the information provided by Kandi Technologies to the firm and related actual situations, as of the date of this legal opinion, the firm believes Kandi Technologies and its subsidiaries, including Zhejiang Kandi Technologies, do not collect data that affects or may affect national security in their business operations and have always been engaged in business activities in compliance with relevant Chinese laws and regulations.

In summary, according to the provisions of relevant Chinese laws and regulations, as well as actual situations of Kandi Technologies, as of the date of this legal opinion, the operations of subsidiaries including Zhejiang Kandi Technologies and listing of Kandi Technologies will not be affected by the relevant Laws and regulations of China, and Kandi Technologies is not required to disclose its client’s or dealer’s information to the CAC or to apply for a cybersecurity review by the CAC.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) to be filed with the U.S. Securities and Exchange Commission and the registration statement on Form F-4 that may incorporate by reference of the Annual Report, and to the use of our firm’s name in such filing. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Zhejiang Lizhou (Jinhua) Law Firm

August 3, 2022